Exhibit 99.1

    Quotesmith.com Receives Subpoena Relative to Insurance Industry Sales
                                  Practices

    DARIEN, Ill., Nov. 11 /PRNewswire-FirstCall/ -- Quotesmith.com, Inc., (Nasdaq: QUOT), the only place on earth where you can get instant insurance quotes from over 200 leading companies and have the freedom to buy from the company of your choice, today announced that it has received a subpoena requesting documents and seeking information from the State of Illinois Department of Financial and Professional Regulation, Division of Insurance. Quotesmith.com intends to cooperate fully with the Illinois Division of Insurance.
    "Quotesmith.com conducts its insurance brokerage business with high standards of ethical behavior," remarked Robert Bland, chairman and CEO. "We have no customer complaints on hand and have no knowledge of any wrongdoing by
any of our employees.   We generate revenues from the receipt of industry-
standard commissions whenever a consumer elects to purchase their insurance through us. Our business model represents the antithesis of the kind of wrongdoing that has been described in the media lately regarding the sales practices of other insurance brokers. Since our founding in 1984, our entire business model has been dedicated to providing instant, guaranteed-accurate insurance quotes from as many companies as possible and to then allow any customer to buy from the company of their choice -- without regard to the commission that we might receive on any given sale. Indeed, our longstanding and very public practice of even providing insurance quotes for insurers which pay us no commissions has always placed us squarely on the customer's side when it comes to shopping for insurance. Given the apparent widening of this regulatory probe within the insurance brokerage sector, combined with the fact that we are regulated by the insurance departments of every state, our shareholders and employees should be advised that we expect to receive additional subpoenas and information requests of this nature going forward.
We intend to respond fully and completely to such information requests going forward by any regulator or government entity."

    About Quotesmith.com
    Originally founded in 1984 as Quotesmith Corporation, Quotesmith.com owns and operates a comprehensive online consumer insurance information service at http://www.insure.com . Visitors to the Company's Web sites are able to obtain free instant quotes from more than 200 leading insurers, achieve maximum savings and have the freedom to buy from any company shown.
Insure.com also plays home to over 3,000 originally authored articles on various insurance topics and also provides consumer insurance decision-making tools that are not available from any other single source. Quotesmith.com generates commission and fee revenues that are paid by participating insurance companies. We also receive bonus commissions from some insurance companies that are based on the volume of business produced by the Company. Shares of Quotesmith.com trade on the Nasdaq SmallCap Market under the symbol "QUOT."

SOURCE  Quotesmith.com
    -0-                             11/11/2004
    /CONTACT: Phillip A. Perillo, Chief Financial Officer of Quotesmith.com, Inc., +1-630-515-0170, ext. 295, phil@insure.com /
    /Web site:  http://www.insure.com /
    (QUOT)

CO:  Quotesmith.com; Illinois Division of Insurance
ST:  Illinois
IN:  CPR PUB INS MLM
SU:  LAW